Exhibit T3A.131

SEP 09 2003 15:47 FR CLARK HILL 313 965 8252 TO 915173810268 P.15

BCS/CD-402 (Rev. 04/01)

MICHIGAN DEPARTMENT OF CONSUMER & INDUSTRY SERVICES
BUREAU OF COMMERCIAL SERVICES

Date Received: SEP 10 2003

(FOR BUREAU USE ONLY)

This document is effective on the date filed, unless a subsequent effective date within 90 days after received date is stated in the document.

FILED
SEP 10 2003
Administrator
BUREAU OF COMMERCIAL SERVICES

Name: Shumacker Witt Gaither & Whitaker, P.C. Attn: Stephanie D. Lee
Address: CBL Center, Suite 210, 2030 Hamilton Place Blvd.
City: Chattanooga, State: Tennessee Zip Code: 37421

EFFECTIVE DATE:

Document will be returned to the name and address you enter above. If left blank document will be mailed to the registered office.

RESTATED CERTIFICATE OF LIMITED PARTNERSHIP

For use by Domestic Limited Partnerships

(Please read information and instructions on the last page)

Pursuant to the provisions of Act 213, Public Acts of 1982, the undersigned person(s) execute the following Certificate:

A. The present name of the limited partnership is:
Meridian Mall Limited Partnership

B. The limited partnership number assigned by the Bureau is: L20-346

C. The former name(s) of the limited partnership are:

D. The date the original Certificate of Limited Partnership was filed is: July 16, 1998

E. The name and address of the office or agency with which the original Certificate of Limited Partnership was filed is:

The following Restated Certificate of Limited Partnership supersedes the original Certificate of Limited Partnership, as amended, and shall be the Certificate of Limited Partnership for the Limited Partnership:

Section 1

The name of the limited partnership is: Meridian Mall Limited Partnership

Section 2

The general character of its business is:

to acquire, sell, develop, own, lease, operate and manage a regional shopping mall located in Meridian Township, Ingham County, Michigan, commonly known as "Meridian Mall."

12-03-CR 151-758

Section 3    a. the address of the office at which the limited partner records are kept is: 500 Woodward Avenue, Suite 3500, Detroit, Michigan 48226    b. The name of the agent for service of process is: The Corporation Company    c. The address of the agent for service of process is: 30600 Telegraph Road, Bingham Farms, Oakland County, MI 48025    Section 4    The power of a limited partner to grant the right to become a limited partner to an assignee of any part of the partnership interest, and the terms and conditions of the power, are as follows:    Except to the extent permitted by the “Partnership Agreement” (as hereinafter defined), no limited partner may sell, assign, pledge, encumber or otherwise dispose of all or any portion of its partnership interest without express prior written consent of the other partner(s) and the transferability of a limited partner’s interest shall be further limited to the extent provided in any loan agreement to which the limited partnership is a party.    Section 5    a. Describe the times or events when a general partner may terminate membership in the limited partnership, and the terms and conditions of the termination.    A general partner shall not have the right to terminate its membership in the limited partnership.    b. Describe the times or events when a limited partner may terminate membership in the limited partnership. Include the amount or method of determining any distribution the limited partner is entitled to receive upon termination of their membership.    A limited partner shall not have the right to terminate its membership in the limited partnership.    Section 6    The right of the limited partner to receive distributions of property, including cash, from the limited partnership, other than indicated in 5(b), is:    A limited partner shall have the right to receive quarterly distributions in amounts determined by the “General Partner” (as identified in Section 11 of this Restated Certificate of Limited Partnership) in accordance with the Partnership Agreement, based on its percentage interest in the limited partnership. However, a distribution may not be made if such distribution would violate the “Act” (as hereinafter defined) or would constitute an Event of Default under the “Loan Agreement” (as hereinafter defined).    Section 7    The right of the limited partner to receive, or a general partner to make to a limited partner, distributions of property, which include a return of all or any part of the limited partner’s contribution, other than indicated in 5(b), is:    A limited partner is not entitled to receive a return of its capital contribution.

SEP 09 2003 15:48 FR CLARK HILL 313 965 8252 To 915173810268 P. 17 Section 8 The times or events at which the limited partnership is to be dissolved and it affairs wound up are: The earliest to occur of: (a) December 31, 2050; (b) any time there are no limited partners; or (c) the General Partner ceases to be a general partner of the limited partnership under the Act, unless the limited partnership is continued as provided in the Partnership Agreement. Section 9 The right of the remaining general partner(s) to continue the business upon the event of withdrawal of a general partner is: Upon the event of withdrawal of a general partner, the remaining general partner has the right to continue the limited partnership’s business. Section 10 Enter any other matters the partners may desire to include. If additional space is required attach a supplement. Attached are              page(s): The terms and provisions set forth in the Supplement attached hereto (the “Special Purpose Provisions”) shall be included as part of this Restated Certificate of Limited Partnership and shall be applicable to the limited partnership and its activities. In the event of conflict between the provisions of this Section 10 and the foregoing Sections 1 through 9, the provisions of this Section 10 shall govern. Section 11 Complete one section for each partner (general and limited). General partners must be listed first followed by limited partners. Item 1- The type of partner must be either general or limited Item 2- Partner names of individuals must appear in the last name, first name, middle initial sequence. Partner names of trusts should be the trust name excluding the name of the trustee or trustees. Item 3- Indicate the business or residence address of the partner. The address should include the street number and name, city, state, and ZIP code. ITEMS 4 & 5 – LIMITED PARTNERS ONLY – ONE OR BOTH MUST BE COMPLETED Item 4 – If applicable, indicate the amount of cash previously contributed. If contributions have been made in the form of property or services, indicate the agreed dollar value of the contribution in the “other $ ________” space and complete item 6. Item 5 – If applicable, indicate the amount of case to be contributed in the future and complete Item 7. If there are future contributions in the of property or services, indicate the dollar value of the contribution in the “other $______” space and complete items 6 and 7. Item 8 – This certificate must be signed and dated by a general partner, all new partners, and all limited partners whose contributions have increased. A partner may sign by in fact.

SEP 09 2003 15.48 FR CLARK HILL 313 965 8285 TO 91517310268 P. 18 Section 11 1. Type of Partner General 2. Partner Name (Last, First, Middle initial) Limited Meridian Mall Company, Inc. 3. Address (No., Street, City, State, ZIP Code) CBL Center, Suite 500, 2030 Hamilton Place Blvd., Chattanooga, Tennessee 37421 4. Contribution Previously Made (Limited Partners Only) Cash $ Other $ 5. Future Contributions to be Made (Limited Partners Only) Cash $ Other $ 6. Description of Contributions Other than Cash: (Include all property or services contributed or to be contributed) 7. Times or Events Requiring Future Contributions: (Cash, Property of Services) 8. Signature Meridian Mall Company, Inc. By: Title: 9. Date 1. Type of partner General Limited 2. Partner Name (Last, First, Middle Initial) CBL & Associates Limited Partnership 3. Address (No., Street, City, State, ZIP Code) CBL Center, Suite 500, 2030 Hamilton Place Blvd., Chattanooga, Tennessee 374214. Contributions Previously Made (Limited partners Only) cash $ 990 00 Other $ 5. Future Contributions to be made (Limited Partners Only) Cash $ Other $ 6. Description of Contributions Other than Cash: (include all property or services contributed or to be contributed) 7. Times of Events Requiring Future Contribution: (Cash, Property or Services) 8. Signature CBL & Associates Limited Partnership By: CBL Holdings I, Inc., its sole general partner Title: 9. Date 1. Type of partner General Limited 2. Partner Name (Last, First, Middle Initial) 3. Address (No., Street, City, State, ZIP Code) 4. Contributions Previously Made (Limited Partners Only) Cash $ Other $ 5. Future Contributions to be Made (Limited Partners Only) 6. Description of Contributions Other than Cash: (Include all property or services contributed) 7. Times or Events requiring Future Contributions: (Cash, Property or services) 8. Signature 9. Date

SUPPLEMENT TO

RESTATED CERTIFICATE OF LIMITED PARTNERSHIP

CONTINUATION OF SECTION 10

SPECIAL PURPOSE PROVISIONS

Since its organization, Meridian Mall Limited Partnership (the “Partnership”) has conducted the sole business activity of acquiring, owning and operating that certain real estate and the improvements thereon constituting a regional shopping mall located in Meridian Township, Ingham County, Michigan and commonly known as “Meridian Mall” (the “Property”). The Partnership now desires to enter into that certain loan (the “Loan”) with Wachovia Bank, National Association and its permitted successors and assigns (the “Lender”) pursuant to that certain loan agreement between the Partnership and Lender (the “Loan Agreement”). Pursuant to the terms of the Loan Agreement, the Partnership is required to be a bankruptcy remote “special purpose entity” whose organizational documents are required to contain certain provisions including those designated to qualify the Partnership as a bankruptcy remote “special purpose entity” and in furtherance thereof, the following provisions are hereby adopted:

10.1    Purpose. Notwithstanding any provision in this Restated Certificate of Limited Partnership or in any other document governing the formation, management or operation of the Partnership to the contrary, until (i) the Loan is no longer outstanding or (ii) the Partnership is no longer otherwise subject to any provisions of the Loan Agreement (whichever is the earlier to occur), the purposes for which the Partnership is organized are limited solely to (a) owning, holding, leasing, operating and managing the Property, (b) entering into and performing its obligations under the note evidencing the Loan (the “Note”), the instruments by which the Note is secured, the Loan Agreement and any other documents related to and executed in connection with any of the foregoing (collectively, the “Loan Documents”), (c) refinancing the Property in connection with a repayment of the Note, (d) selling, exchanging, transferring, and refinancing the Property to the extent permitted under the Loan Agreement and (e) engaging in any lawful act or activity and exercising any powers permitted to limited partnerships organized under the laws of the State of Michigan that are related or incidental to and necessary, convenient or advisable to accomplish the foregoing.

10.2    Prohibited Actions. Notwithstanding any provision in this Restated Certificate of Limited Partnership or in any other document governing the formation, management or operation of the Partnership to the contrary, until (i) the Loan is no longer outstanding or (ii) the Partnership is no longer otherwise subject to any provisions of the Loan Agreement (whichever is the earlier to occur), the following covenants shall apply and be binding on the “Partners” (as hereinafter defined) and the Partnership:

(a)    Limitation on Indebtedness. The Partnership will not incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation) other than “Permitted Indebtedness” (as hereinafter defined).

(b)    Limitation on Dissolution, Liquidation, Consolidation, Merger or Sale of Assets; Limitation on Bankruptcy.

(i)    The Partnership is, to the fullest extent permitted by law, prohibited from engaging in any dissolution, liquidation, consolidation, merger or sale or transfer of substantially all of its assets.

Supplement to Restated Certificate of Limited Partnership Meridian Mall Limited Partnership #145748v2	1

(ii)    The Partnership will not without the consent of the “General Partner” (as identified in Section 11 of this Restated Certificate of Limited Partnership) and both of the “Independent Directors” (as hereinafter defined) of the General Partner (with the “Limited Partner” [as identified in Section 11 of this Restated Certificate of Limited Partnership] not being entitled to participate in the following decisions): (A) file or consent to the filing of any bankruptcy, insolvency or reorganization case or proceeding, or institute any proceedings under any applicable insolvency law or otherwise seek any relief under any laws relating to the relief from debts or the protection of debtors generally, (B) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for itself or any other entity, (C) make an assignment of its assets for the benefit of its creditors or an assignment of the assets of another entity for the benefit of such entity’s creditors, or (D) take any action in furtherance of the foregoing; provided further that the General Partner shall not vote on or authorize the taking of any of the actions described in this Section 10.2(b)(ii) unless there are two (2) Independent Directors then serving in such capacity.

10.3    Separateness Covenants. Notwithstanding any provision in this Restated Certificate of Limited Partnership or in any other document governing the formation, management or operation of the Partnership to the contrary, until (i) the Loan is no longer outstanding or (ii) the Partnership is no longer otherwise subject to any provisions of the Loan Agreement (whichever is the earlier to occur), the Partnership and General Partner on behalf of the Partnership shall:

(a)    Maintain the Partnership’s books and records separate from those of any other “Person” (as hereinafter defined);

(b)    Maintain the Partnership’s bank accounts separate from the bank account of any other Person;

(c)    Not commingle the Partnership’s assets with those of any “Affiliate” (as hereinafter defined) or constituent party or Person and hold all of its assets in the Partnership’s own name;

(d)    Maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or constituent party or any other Person;

(e)    Conduct the Partnership’s business in the Partnership’s name (except for services rendered under an arm’s-length business management services agreement with an Affiliate that comply with the provisions of the Loan Agreement, so long as the Partnership requires that such manager, or equivalent thereof, under such business management services agreement expressly indicate in written communications on behalf of the Partnership that it is acting on behalf of the Partnership);

(f)    Maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person and not to allow its assets to be listed on the financial statement of any other Person; provided, however, the Partnership may include its financial statements as part of a consolidated financial statement if (i) such statements contain a notation that makes clear that the Partnership is a separate entity and that the assets and credits of the Partnership are not available to satisfy the debts and other obligations of any other Person and that the assets and credit of such other Person are not available to satisfy the debts and other obligations of the Partnership and (ii) the Partnership’s assets and liabilities are listed on the Partnership’s own separate financial statements;

(g)     (i) File its own tax returns separate from those of any other Person, except to the extent that (A) the Partnership is treated as a “disregarded entity” for tax purposes and is not required to file tax returns under applicable law or (B) it is allowed to file consolidated tax returns, in which case the Partnership may include its taxable income, loss, deductions, gains or other items as part of a consolidated

Supplement to Restated Certificate of Limited Partnership Meridian Mall Limited Partnership #145748v2	2

tax return, provided that each consolidated tax return will make clear that the assets of the Partnership are not available to satisfy the liabilities of any other Person or that the assets of such Person are not available to satisfy the liabilities of the Partnership and (ii) pay any taxes required to be paid under applicable law;

(h)    Pay its own liabilities and expenses only out of its own funds;

(i)    Observe all organizational formalities necessary to maintain its separate existence and to preserve its existence in good standing as a limited partnership under the laws of the State of Michigan;

(j)    Not enter into any transactions with an Affiliate except on commercially reasonable terms similar to those available to unaffiliated parties in an arm’s-length transaction;

(k)    Pay the salaries of its own employees, if any, only from its own funds;

(l)    Maintain a sufficient number of employees in light of its contemplated business purpose, transactions and liabilities;

(m)    Nor guarantee any obligation of any Person, including an Affiliate, or become obligated for the debts of any other Person;

(n)    Not hold out its credit as being available to satisfy the obligations of any other Person;

(o)    Not acquire any obligation or securities of its affiliates or owners, including partners, members or shareholders, as appropriate;

(p)    Not make or permit to remain outstanding any loan or advance to, or own or acquire any stock or securities of, any Person, except that the Partnership may invest in those investments permitted under the Loan Documents and may make any advance required or expressly permitted to be made pursuant to any provisions of the Loan Documents (and permit the same to remain outstanding in accordance with such provisions);

(q)    Allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including paying for shared office space and for services performed by an employee of an Affiliate;

(r)    Use separate stationery, invoices, and checks bearing its own name;

(s)    Not pledge its assets for the benefit of any other Person, other than to Lender to secure the Loan;

(t)    Hold itself out to the public and all other Persons as a legal entity separate from that of any other Person;

(u)    Correct any known misunderstanding regarding its separate identity;

(v)    Not identify itself as a division of any other Person, although from a marketing standpoint, the Property may be disclosed as being associated with “REIT” (as hereinafter defined) and “Property Manager” (as hereinafter defined) may promote its services related to the Property using service marks that it uses to promote its services at other shopping centers owned directly or indirectly through affiliates by Limited Partner, provided, however, that to the extent Property Manager acts on behalf of the Partnership, the Partnership will require that Property Manager, expressly indicate in written communications on behalf of the Partnership that it is acting on behalf of the Partnership;

Supplement to Restated Certificate of Limited Partnership Meridian Mall Limited Partnership #145748v2	3

(w)    Maintain adequate capital in light of its contemplated business purposes, transactions and liabilities;

(x)    Not form, acquire or hold any subsidiary or own any equity interest in any other entity;

(y)    Not hold out the assets or the creditworthiness of any Person as being available for the payment of any liability of the Partnership;

(z)    Not engage, directly or indirectly, in any business other than as described in Section 10.1 above and not engage in any activity except those required to be performed under the Loan Documents or this Section 10.3 or permitted to be performed under both of them;

(aa)    At all times have one and only one general partner and such general partner shall be an entity that: (i) is either a special purpose corporation with two (2) Independent Directors or a special purpose limited liability company with two (2) independent managers, (ii) holds a five-tenths percent (0.5%) or greater direct partnership interest in the Partnership; and (iii) is bound, under its organizational documents, by substantially the same separateness covenants as the General Partner (a “Special Purpose General Partner” or “SPGP”);

(bb)    Not own any real property other than the Property and not own any personal property that is not necessary or incidental to the pursuit of the business purposes as described in Section 10.1 above; and

(cc)    Cause the General Partner and other representatives of the Partnership to act at all times with respect to the Partnership consistently and in furtherance of the foregoing and in the best interests of the Partnership.

Failure of the Partnership, or the General Partner on behalf of the Partnership, to comply with any of the foregoing covenants or any other covenants contained in this Restated Certificate of Limited Partnership shall not affect the status of the Partnership as a separate legal entity or the limited liability of the Limited Partner.

10.4    Subordination of Indemnity. Notwithstanding any provision in this Restated Certificate of Limited Partnership or in any other document governing the formation, management or operation of the Partnership to the contrary, until (i) the Loan is no longer outstanding or (ii) the Partnership is no longer otherwise subject to any provisions of the Loan Agreement (whichever is the earlier to occur), any indemnification by the Partnership shall be fully subordinated to any obligations respecting the Loan and shall not constitute a claim against the Partnership in the event that the cash flow of the Partnership after payment of all obligations under the Loan is insufficient to pay such indemnity obligations.

10.5    Replacement of Special Purpose General Partner Upon Dissociation. Notwithstanding any provision in this Restated Certificate of Limited Partnership or in any other document governing the formation, management or operation of the Partnership to the contrary, until (i) the Loan is no longer outstanding or (ii) the Partnership is no longer otherwise subject to any provisions of the Loan Agreement (whichever is the earlier to occur), upon the dissociation or withdrawal of the SPGP from the Partnership or the liquidation of the SPGP, the Partnership must (a) appoint a new SPGP, (b) deliver an acceptable non-consolidation opinion to the holder of the Loan and to each of the “Rating Agencies” (as hereinafter defined) concerning, as applicable, the Partnership, the new SPGP, and its owners, and (c) obtain confirmation from each of the Rating Agencies that the change in the SPGP will not result in a qualification, withdrawal or downgrade of any securities rating.

Supplement to Restated Certificate of Limited Partnership Meridian Mall Limited Partnership #145748v2	4

10.6    Limits on Distributions. Notwithstanding any provision in this Restated Certificate of Limited Partnership or in any other document governing the formation, management or operation of the Partnership to the contrary, until (i) the Loan is no longer outstanding or (ii) the Partnership is no longer otherwise subject to any provisions of the Loan Agreement (whichever is the earlier to occur), the Partnership, and the General Partner on behalf of the Partnership, shall not make a distribution to any Partner on account of its interest in the Partnership if such distribution would (a) violate the “Act” (as hereinafter defined) or other applicable law or (b) constitute an “Event of Default” under the Loan Agreement.

10.7    Prevention of Dissolution. Notwithstanding any provision in this Restated Certificate of Limited Partnership or in any other document governing the formation, management or operation of the Partnership to the contrary, until (i) the Loan is no longer outstanding or (ii) the Partnership is no longer otherwise subject to any provisions of the Loan Agreement (whichever is the earlier to occur):

(a)    Loss of General Partner. The “Bankruptcy” (as hereinafter defined) of the General Partner or any other general partner in the Partnership shall not cause such general partner to cease to be a general partner of the Partnership and upon the occurrence of such an event, the Partnership shall continue without dissolution.

(b)    Loss of Limited Partner. The Bankruptcy, death, disability or declaration of incompetence of a limited partner shall not, in and of itself, dissolve the Partnership, but the rights of a limited partner to share in the profits and losses of the Partnership and to receive distributions of Partnership funds shall, on the happening of such an event, devolve upon the limited partner’s personal representative or legal successor, subject to the provisions of the Partnership Agreement, and the Partnership shall continue as a limited partnership. The limited partner’s personal representative shall be liable for all of the obligations of the limited partner. In no event shall the personal representative become a substituted limited partner, except in accordance with the provisions of the Partnership Agreement. Upon the occurrence of any event that would result in there being no limited partner in the Partnership, the Partnership shall not dissolve and the general partners or the personal representative of the last remaining limited partner shall agree in writing to continue the business of the Partnership and to the admission of the personal representative of such limited partner or its nominee or designee to the limited partnership as a limited partner, effective as of the occurrence of the event that caused the last limited partner to cease to be a limited partner.

10.8    Definitions. For purposes of this Restated Certificate of Limited Partnership, the following terms shall have the following meanings:

“Act” means the Michigan Revised Uniform Limited Partnership Act, as amended from time to time.

“Affiliate” shall mean, as to any Partner (or as to any other Person the affiliates of whom are relevant for purposes of any of the provisions of this Restated Certificate of Limited Partnership), any Person controlled by, under common control with or controlling, directly or indirectly through one or more intermediaries, such Partner or such other Person. As used in this definition, the verb “to control” means to possess, directly or indirectly, the power to direct or to cause the direction of management, policies or activities of a person, whether through ownership of voting securities, by contract or otherwise, and the terms “controlling,” “controlled by” and the noun “control” shall have correlative meanings.

Supplement to Restated Certificate of Limited Partnership Meridian Mall Limited Partnership #145748v2	5

“Bankruptcy” means, with respect to any Person, if such Person (i) makes an assignment for the benefit of creditors, (ii) files any voluntary or involuntary bankruptcy, insolvency or reorganization petition, case or proceeding in bankruptcy, (iii) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver, sequestrator, assignee, custodian, liquidator, or any similar official for the Partnership or of all or any substantial part of its properties, (vii) if 120 days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, if the proceeding has not been dismissed, or if within 90 days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated, (viii) institutes any proceedings under any applicable insolvency law, (ix) otherwise seeks any relief under any laws relating to relief from debts or protection of debtors, (x) makes any assignment for the benefit of creditors, or (xi) takes any action in furtherance of any of the foregoing. The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in the Act.

“Independent Director” means a duly appointed director of General Partner who is a natural person reasonably satisfactory to Lender who is not at the time of such individual’s initial appointment, or at any time while serving as an Independent Director and shall not have been at any time during the preceding five (5) years: (i) a stockholder, manager, officer, employee, partner, member, director (other than as an Independent Director of the General Partner), attorney or counsel of the Partnership, the General Partner, any Affiliate of either of them or any direct or indirect parent of either of them, (ii) a creditor, customer, supplier or other Person who derives any of its purchases or revenues from its activities with the General Partner, the Partnership or any Affiliate of either of them, (iii) a Person or other entity controlling or under common control with any such stockholder, partner, customer, supplier or other Person, or (iv) a member of the immediate family of any such stockholder, director, officer, employee, partner, customer, supplier or other Person; provided, that an individual who otherwise satisfies the foregoing shall not be disqualified from serving as an Independent Director of the General Partner if such individual is at the time of initial appointment, or at any time while serving as an Independent Director of the General Partner, an independent director, member or manager of a “special purpose entity” (as said term is defined in General Partner’s articles of incorporation) affiliated with the General Partner if such individual either (A) is an independent director or manager provided by a nationally-recognized company that provides professional independent directors and managers and other corporate services in the ordinary course of its business or (B) has been, is at the time of the initial appointment or may become, at any time while serving as an Independent Director of the General Partner, an independent director or independent manager for one or more of the following Affiliates of the General Partner: CBL/Columbia Place, LLC, CBL/Parkdale Mall GP, LLC or CBL/Parkdale Crossing GP, LLC (the “Independent Manager Sharing Affiliates”) but is not an independent director or independent manager of any Affiliate of the General Partner other than the Independent Manager Sharing Affiliates. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or activities of such Person, whether through ownership of voting securities, by contract or otherwise.

“Partners” means the General Partner and Limited Partner, their duly admitted successors or assigns or any Person who is a partner at the time of reference thereto.

“Partnership Agreement” means that certain Amended and Restated Agreement of Limited Partnership of the Partnership.

Supplement to Restated Certificate of Limited Partnership Meridian Mall Limited Partnership #145748v2	6

“Permitted Indebtedness” shall have the meaning assigned to such term in Section 3.1.24(d) of the Loan Agreement.

“Person” means any natural person or any general partnership, limited partnership, corporation, limited liability company, joint venture, trust, business trust, cooperative, association or other legal entity.

“Property Manager” shall mean CBL & Associates Management, Inc., a Delaware corporation.

“Rating Agencies” shall have the meaning assigned to such term in the Loan Agreement.

“REIT” shall mean CBL & Associates Properties, Inc., a Delaware corporation.

10.9    Amendments. Notwithstanding anything to the contrary contained in or implied by any other provision of this Restated Certificate of Limited Partnership or of any other document governing the formation, management or operation of the Partnership, until (a) the Loan is no longer outstanding or (b) the Partnership is no longer otherwise subject to any provisions of the Loan Agreement (whichever is the earlier to occur) and except as to any correction of an obvious typographical error or correction of an obvious clerical mistake that does not change the substance of the provisions of the portions of this Restated Certificate of Limited Partnership referenced immediately below, the Partnership and the Partners are prohibited from amending the provisions of Section 10, Special Purpose Provisions, Sections 10.1 through 10.9, or any defined term used in the Special Purpose Provisions or any other provision of this Restated Certificate of Limited Partnership so as to repeal, override or substantially alter the effect of any of the Special Purpose Provisions without the consent of the Lender, its successors or assigns; provided, however, after the securitization of the Loan, this Restated Certificate of Limited Partnership may be amended only by approval of the Partners, but only after the Partnership receives (A) confirmation from each of the Rating Agencies that such amendment would not result in the qualification, withdrawal or downgrade of any securities rating and (B) prior written consent to such amendment by the Lender, its successor or assigns. Thereafter, this Restated Certificate of Limited Partnership may be amended, modified or supplemented only by a writing executed by each of the Partners. To the fullest extent permitted by law, no amendment to the Partnership Agreement shall be made that is inconsistent with the Special Purpose Provisions. This Restated Certificate of Limited Partnership may be amended, modified or changed in any respect only upon the written consent of all Partners.

Supplement to Restated Certificate of Limited Partnership Meridian Mall Limited Partnership #145748v2	7